 Filed Pursuant to Rule 424(b)(4)
 Registration Nos. 333-277664 and
 333-277763
PROSPECTUS
6,774,193 Shares
Common Stock
We are offering 6,774,193 shares of our common stock. The public offering price for each share of common stock is $62.00. Our common stock trades on The Nasdaq Global Market (Nasdaq) under the symbol “APGE.”
We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
We have two classes of common stock: the voting common stock offered hereby and non-voting common stock. We are offering voting common stock in this offering, and unless otherwise noted, all references in this prospectus to our “common stock” refers to our voting common stock. The rights of the holders of common stock and non-voting common stock are identical, except with respect to voting and conversion. Each share of common stock is entitled to one vote and is not convertible into any other class of our share capital. Shares of non-voting common stock are non-voting, except as otherwise expressly provided in our amended and restated certificate of incorporation and as may be required by law. Each share of non-voting common stock may be converted at any time into one share of common stock at the option of its holder, subject to the beneficial ownership limitations provided for in our amended and restated certificate of incorporation. See the section titled “Description of Capital Stock” beginning on page 21 of this prospectus for more information on the rights of the holders of our common stock and non-voting common stock. The non-voting common stock will not be listed for trading on any securities exchange.
Investing in our common stock involves risks. See the section titled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	PER SHARE	TOTAL
Public Offering Price	$62.00	$419,999,966
Underwriting Discounts and Commissions(1)	$3.72	$25,199,998
Proceeds, Before Expenses, to Apogee Therapeutics, Inc.	$58.28	$394,799,968

(1)
See the section titled “Underwriting” for additional information regarding underwriting compensation.

Delivery of the shares of common stock is expected to be made on or about March 12, 2024.
We have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,016,128 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $28,979,994 and the total proceeds to us, before expenses, will be $454,019,908.
Jefferies	BofA Securities	Goldman Sachs & Co. LLC	TD Cowen	Stifel

Prospectus dated March 7, 2024

i

We have not, and the underwriters have not, authorized anyone to provide you with information other than in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for and cannot provide any assurance as to the reliability of any other information others may give you. We are not, and the underwriters are not, making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

ii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors” included elsewhere in this prospectus and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, before making an investment decision. Some of the statements in this summary constitute forward-looking statements, see the section titled “Special Note Regarding Forward-Looking Statements.” In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “Apogee” or “the Company” refer to Apogee Therapeutics, Inc. and its subsidiary taken as a whole, and references to our “Board” refers to the board of directors of Apogee Therapeutics, Inc. The term “our common stock” refers to Apogee Therapeutics, Inc.’s voting common stock offered in this prospectus.
Overview
We are a clinical stage biotechnology company seeking to develop differentiated biologics for the treatment of atopic dermatitis (AD), asthma, chronic obstructive pulmonary disease (COPD) and related inflammatory and immunology (I&I) indications with high unmet need. Our antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. Our two most advanced programs are APG777 and APG808, which we are initially developing for the treatment of AD and COPD, respectively. With our broad pipeline and depth of expertise, we believe we can deliver value and meaningful benefit to patients underserved by today’s standard of care.
Recent Developments
APG777 Positive Interim Phase 1 Data
On March 5, 2024, we announced positive interim Phase 1 data from our first-in-human study of APG777, one of our lead product candidates being developed as a frontline treatment for moderate-to-severe AD and other inflammatory diseases. Pharmacokinetic (PK) data showed a half-life of approximately 75 days across doses tested and Pharmacodynamic (PD) data showed deep and sustained inhibition of key AD biomarkers pSTAT6 and TARC for approximately three months (longest available follow-up available, with inhibition still ongoing at time of the data cut). Results from the trial exceeded our trial objectives and support the potential for APG777, a novel anti-IL-13 antibody, to optimize exposure levels in 16-week induction and be dosed once every three or six months in maintenance. These findings represent the potential for improved clinical responses from greater exposures in induction and significantly less frequent dosing in maintenance compared to currently approved biologic therapies, which are dosed at every two to four weeks, a potential major advancement for patients with AD and other inflammatory diseases.
APG777, in single doses up to 1,200mg and multiple doses of 300mg, was well tolerated and showed a favorable safety profile, in line with the existing body of third-party evidence for the safety of the anti-IL-13 class. Based on these data, we plan to initiate a randomized, placebo-controlled, Phase 2 clinical trial in patients with moderate-to-severe AD in the first half of 2024 ahead of schedule.
Key Phase 1 Interim Findings
The Phase 1 trial is a first-in-human, randomized, double-blind, placebo-controlled study designed to evaluate safety and PK of APG777 in healthy volunteers. The study enrolled 40 healthy adult participants into three single-ascending dose (SAD) and two multiple-ascending dose (MAD) cohorts. Doses of subcutaneous APG777 evaluated in the study included 300mg, 600mg and 1,200mg.
APG777’s PK differentiation supports further development of APG777 as a treatment for moderate-to-severe AD and other inflammatory diseases. APG777’s potentially best-in-class PK profile, including a half-life of approximately 75 days, supports testing higher exposures of drug in induction to potentially achieve improved clinical responses; and testing of maintenance dosing of every three or six months, representing two to four injections per year compared to the current treatment paradigm of 13 to 26 injections per year. Dose-proportional increases in serum concentrations and key parameters (e.g., Cmax, AUC) were observed in the Phase 1 trial. PK was consistent across subjects with low variability.

Single doses of APG777 demonstrated a deep and sustained effect on PD markers for approximately three months (longest follow-up available with inhibition still ongoing at time of data cut). Single doses of APG777 suppressed pSTAT6, one of the first downstream markers of IL-13 pathway inhibition, with near-complete inhibition (both in terms of median and mean percent change from baseline) for approximately three months. Single doses of APG777 suppressed TARC, an inflammatory mediator and the most strongly correlated biomarker to AD severity, with deep and sustained inhibition for approximately three months.
Single doses of APG777 up to 1,200mg and multiple doses of 300mg were well tolerated with a favorable safety profile consistent with the existing third-party data supporting the safety of the anti-IL-13 class. The most common treatment-emergent adverse events (TEAEs) were vascular access site pain, vessel puncture site bruise, headache, and vascular access bruising. 60% of participants observed at least one TEAE; 15% of participants observed at least one drug-related adverse event (AE). There were no Grade 3 TEAEs or severe adverse events related to study drug. No AEs led to discontinuation of the study.
Phase 2 Trial in AD
Following our positive interim results, we plan to advance APG777 into a randomized, placebo-controlled, 16-week Phase 2 clinical trial in patients with moderate-to-severe AD.
The integrated Phase 2 AD trial is expected to initiate in the first half of 2024 with 16-week topline data from Part A expected in the second half of 2025. Part A is expected to enroll approximately 110 patients randomized 2:1 to APG777 and placebo with primary endpoint of mean percentage changes in EASI score from baseline to Week 16. Part B of the Phase 2 trial is a randomized, placebo-controlled dose optimization with approximately 360 patients randomized 1:1:1:1 to high, medium, or low dose APG777 and placebo with primary endpoint of mean percentage changes in EASI score from baseline to Week 16. All patients benefiting from treatment will continue to APG777 maintenance, which will evaluate three- to six-month dosing.
The integrated design is expected to provide for significant timeline acceleration by combining Phase 2a and Phase 2b elements into a single study protocol. All Part A sites are also expected to participate in Part B, which should avoid delays for site startup between the two parts. Doses in the Phase 2 trial are enabled by APG777’s potentially best-in-class PK profile, extended half-life, and high-concentration formulation. Our 180mg/mL formulation enables a 44% higher dose of APG777 compared to lebrikizumab in the same volume.
The APG777 Phase 2 induction regimen is designed to exceed lebrikizumab (an IL-13 inhibitor with an overlapping epitope with APG777) exposures by approximately 30 to 40% with potential for improved clinical outcomes and maintenance regimen is designed to equal lebrikizumab’s exposures. In Phase 3 studies, approximately 30% higher exposure seen in lebrikizumab low bodyweight group resulted in numerically higher efficacy than the overall study population across all key endpoints, including EASI-75 and more stringent endpoints such as EASI-90 and IGA 0/1. Approximately 30 to 40% higher induction exposures for APG777 than lebrikizumab are based on a planned six injection induction regimen given in the first sixteen weeks of APG777 treatment. This is approximately half as many of the 11 injections of lebrikizumab given during the same period. At 52 weeks, exposures of APG777 dosed every three months are designed to exceed those of lebrikizumab and exposures of APG777 dosed every six months are designed to equal those of lebrikizumab.
We also may evaluate APG777 in expansion indications including initiating a Phase 2 trial in asthma in 2025.
APG808 Phase 1 Trial
On March 5, 2024, we also announced that our Phase 1 APG808 healthy volunteer clinical trial is expected to enter the clinic ahead of scheduled in the first half of 2024 following receipt of regulatory clearance in February 2024. In addition, we expect interim Phase 1 PK and safety data in healthy volunteers in the second half of 2024, ahead of prior guidance, and initial proof-of-concept data in asthma in the first half of 2025. We expect to initiate a proof-of-concept clinical trial in patients with COPD in 2025, pending positive data from Phase 1 trial and regulatory clearance.
APG990 and APG222
On March 5, 2024, we also announced that our early-stage programs, APG990 and APG222, are progressing to candidate selection. We expect to nominate a candidate for APG990 in 2024 and initiate a Phase 1 trial in healthy volunteers in 2025. We plan to provide more detailed updates on our earlier pipeline programs and combination strategy in an R&D Day in the fourth quarter of 2024.

Risks Associated with Our Business
Investing in our common stock involves significant risks. You should carefully consider the risks described in the section titled “Risk Factors” included elsewhere in this prospectus and in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023 before making a decision to invest in our common stock. If we are unable to successfully address these risks and challenges, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the risks we face.
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We are a clinical stage biotechnology company with a limited operating history, we have not completed any clinical trials, and we have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and likelihood of success and viability.

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We will require substantial additional capital to finance our operations in the future. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our development programs or future commercialization efforts.

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We have incurred significant losses since inception, and we expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. We have no products approved for sale, have not generated any revenue from our programs and may never generate revenue or become profitable.

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We face competition from entities that have developed or may develop programs for the diseases addressed by our programs.

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Our programs are in clinical and preclinical stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability.

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We are substantially dependent on the success of our two most advanced programs, APG777 and APG808, and our anticipated clinical trials of such programs may not be successful.

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Our approach to the discovery and development of our programs is unproven, and we may not be successful in our efforts to build a pipeline of programs with commercial value.

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Preclinical and clinical development involves a lengthy and expensive process that is subject to delays and with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results.

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If we encounter difficulties enrolling patients in our future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

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We rely on collaborations and licensing arrangements with third parties. If we are unable to maintain these collaborations or licensing arrangements, or if these collaborations or licensing arrangements are not successful, our business could be negatively impacted.

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We currently rely, and plan to rely in the future, on third parties to conduct and support our preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our programs.

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We currently rely, and expect to rely in the future, on the use of manufacturing suites in third-party facilities or on third parties to manufacture our products, and we may rely on third parties to produce and process our products, if approved. Our business could be adversely affected if we are unable to use third-party manufacturing suites or if the third-party manufacturers encounter difficulties in production.

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Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

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We may be subject to patent infringement claims or may need to file claims to protect our intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.

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The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time- consuming and inherently unpredictable.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the Securities Act), as modified by the Jumpstart Our Business Startups Act of 2012 (the JOBS Act), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including relief from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act), less extensive disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation, and exemptions from stockholder approval of any golden parachute payments not previously approved. We may also elect to take advantage of other reduced reporting requirements in future filings. As a result, our stockholders may not have access to certain information that they may deem important and the information that we provide to our stockholders may be different than, and not comparable to, information presented by other public reporting companies. We could remain an emerging growth company until the earlier of  (i) the last day of the year following the fifth anniversary of the closing of our initial public offering (IPO), (ii) the last day of the year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the Exchange Act), which would occur if the market value of our common stock and non-voting common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
In addition, the JOBS Act also provides that an emerging growth company may take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. An emerging growth company may therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, as a result, will not be subject to the same implementation timing for new or revised accounting standards as are required of other public companies that are not emerging growth companies, which may make comparison of our consolidated financial information to those of other public companies more difficult.
We are also a “smaller reporting company,” as defined in the Exchange Act. We will continue to be a smaller reporting company as long as (i) the market value of our common stock and non-voting common stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock and non-voting common stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Corporate Information and Trademarks
Apogee Therapeutics, Inc. was incorporated under the laws of the State of Delaware on June 9, 2023. We had no business operations prior to our IPO. We maintain a corporate headquarters in Waltham, Massachusetts, laboratory space in Boston, Massachusetts and otherwise operate virtually in the United States. Our mailing address is 221 Crescent St., Building 17, Suite 102b, Waltham, MA 02453, and our telephone number is (650) 394-5230. Our website address is www.apogeetherapeutics.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.
We use various trademarks and trade names in our business, including, without limitation, our corporate name and logo. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

THE OFFERING
Common stock offered by us
6,774,193 shares.
Option to purchase additional shares of common stock
The underwriters have a 30-day option to purchase up to 1,016,128 additional shares of our common stock at the public offering price, less underwriting discounts and commissions.
Total common stock and non-voting common stock to be outstanding immediately after this offering
57,429,864 shares (of which 43,943,222 shares will be common stock), or 58,445,992 shares (of which 44,959,350 shares will be common stock) if the underwriters exercise their option to purchase additional shares of our common stock in full.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $391.3 million (or approximately $450.1 million if the underwriters exercise in full their option to purchase additional shares of our common stock), after deducting the underwriting discounts and commissions and estimated offering expenses and advisory fees payable by us.
We intend to use the net proceeds of this offering, together with our existing cash, cash equivalents and marketable securities, to fund our clinical trials and manufacturing of our APG777 program, fund our preclinical studies, clinical trials and manufacturing of our APG808 program and fund our preclinical studies, including combination studies, clinical trials and manufacturing of our APG990 and APG222 programs. We intend to use the remainder for our additional research and development activities (including activities related to our program for an undisclosed target), as well as for capital expenditures, working capital and general corporate purposes. See the section titled “Use of Proceeds” for additional information.
Voting rights
We have two classes of common stock: the common stock offered hereby and non-voting common stock. For a description of the rights of the common stock and non-voting common stock, see the section titled “Description of Capital Stock.”
Risk factors
You should carefully read and consider the information set forth in the section titled “Risk Factors,” together with all of the other information included in or incorporated by reference, in this prospectus before deciding whether to invest in our common stock.
Nasdaq Global Market trading
symbol
“APGE.”

The number of shares of our common stock and non-voting common stock to be outstanding immediately after this offering is based on an aggregate of 50,655,671 shares of our common stock and non-voting common stock (of which 37,169,029 shares are common stock, which includes 2,316,902 shares of unvested restricted common stock) outstanding as of December 31, 2023 and excludes the following:
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2,506,017 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2023 under our 2023 Equity Incentive Plan (2023 Plan) at a weighted-average exercise price of  $21.49 per share;

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144,090 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2023 under our 2023 Plan;

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6,706,037 shares of our common stock reserved for future issuance pursuant to future awards under the 2023 Plan, as well as any automatic increase in the number of shares of common stock reserved for future issuance under our 2023 Plan, as of December 31, 2023; and

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479,003 shares of our common stock reserved for future issuance under our 2023 Employee Stock Purchase Plan (ESPP), as well as any automatic increase in the number of shares of common stock reserved for future issuance under our ESPP, as of December 31, 2023.

Except as otherwise indicated, all information in this prospectus assumes:
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no exercise of outstanding options and no vesting of restricted stock units or restricted common stock after December 31, 2023; and

▪
no exercise of the underwriters’ option to purchase additional shares of our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following summary consolidated statement of operations and comprehensive loss data for the period from February 4, 2022 (inception) to December 31, 2022 and the year ended December 31, 2023 and summary consolidated balance sheet data as of December 31, 2023 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus.
The summary financial data included in this section are not intended to replace our consolidated financial statements and the related notes incorporated by reference in this prospectus and are qualified in their entirety by our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023. Our historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read this information in conjunction with the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023.
	FEBRUARY 4, 2022 (INCEPTION) TO DECEMBER 31, 2022	YEAR ENDED DECEMBER, 2023
	(In thousands, except share and per share data)
Consolidated Statement of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development(1)	$27,786	$68,424
General and administrative(2)	2,941	24,579
Total operating expenses	30,727	93,003
Loss from operations	(30,727)	(93,003)
Other income (expenses), net:
Interest income	92	9,018
Other financing expense	(9,150)	—
Total other income (expense), net	(9,058)	9,018
Net loss and comprehensive loss	$(39,785)	$(83,985)
Net loss per share, basic and diluted(3)	$(16.16)	$(3.36)
Weighted-average common shares outstanding, basic and diluted	2,462,236	25,005,774

(1)
Includes related-party amounts of  $26,285 for the year ended December 31, 2023 and $23,326 for the period from February 4, 2022 (inception) to December 31, 2022. See Note 13 to our audited condensed consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)
Includes related-party amounts of  $33 for the year ended December 31, 2023 and $317 for the period from February 4, 2022 (inception) to December 31, 2022. See Note 13 to our audited condensed consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)
See Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for an explanation of the calculations of our net loss per share, basic and diluted, and the weighted-average number of shares used in the computation of per-share amounts.

	AS OF DECEMBER 31, 2023
	ACTUAL	PRO FORMA(1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$395,459	$786,737
Working capital(2)	377,851	769,129
Total assets	401,404	792,682
Total liabilities	21,491	21,491
Accumulated deficit	(123,770)	(123,770)
Total stockholders’ equity	379,913	771,191

(1)
The pro forma consolidated balance sheet data gives effect to the issuance and sale of 6,774,193 shares of our common stock in this offering at the public offering price of  $62.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and advisory fees payable by us.

(2)
We define working capital as current assets less current liabilities. See our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference into this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should consider carefully the risks described below, as well as the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein. You should also refer to the other information contained in this prospectus, and the documents incorporated by reference herein, including our consolidated financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2023. We believe these risks are the risks that are material to us as of the date of this prospectus. If any of these risks actually occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to This Offering
Our quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.
We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including the factors discussed in this “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein. If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.
The price of our stock may be volatile, and you could lose all or part of your investment.
The trading price of our common stock has fluctuated, and is likely to continue to fluctuate substantially in response to various factors, some of which are beyond our control, including the factors discussed in this “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein. The realization of any of these factors could have a dramatic and adverse impact on the market price of our common stock.
In addition, the stock market in general, and the market for biotechnology and biopharmaceutical companies in particular, have historically been particularly volatile and experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock does not exceed the price at which you purchase your shares, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would materially adversely affect our business, financial condition and results of operation.
If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution and may experience additional dilution in the future.
You will suffer immediate and substantial dilution with respect to the common stock you purchase in this offering. If you purchase common stock in this offering at the public offering price of  $62.00 per share, and assuming that the underwriters do not exercise their option to purchase additional shares of common stock in this offering, you will incur immediate and substantial dilution of  $48.57 per share, representing the difference between the public offering price of  $62.00 per share and our pro forma net tangible book value per share as of December 31, 2023. See the section titled “Dilution” for a more detailed description of the dilution to new investors in this offering. In addition, to the extent that the shares underlying equity awards that we may grant in the future are exercised or settle or we raise additional funds by issuing equity securities, you will experience further dilution.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
We cannot predict what effect, if any, future sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of any outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock. We also expect that significant additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.
Our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially own a significant percentage of our outstanding voting common stock and all of our outstanding non-voting common stock. These stockholders, acting together, may be able to impact matters requiring stockholder approval. For example, they may be able to entrench management or impact elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.
Participation in this offering by certain of our existing stockholders and their affiliated entities may reduce the public float for our common stock.
If any of our existing stockholders and their affiliated entities purchase shares of our common stock in this offering, such purchases would reduce the available public float of our common stock because such purchasers would be restricted from selling such shares during the 90-day period following this offering and thereafter would be subject to volume limitations pursuant to restrictions under applicable securities laws. As a result, any purchase of shares of our common stock by our existing stockholders and their affiliated entities in this offering will reduce the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not our stockholders.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for the purposes described in the section titled “Use of Proceeds,” and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply the proceeds in ways that ultimately increase or maintain the value of your investment. If we do not invest or apply the proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us or our business, our stock price and trading volume could decline.
The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts continue coverage of us or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, our stock price could be negatively impacted. If any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our stock performance or our market, or if our clinical trials or operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in this prospectus, including statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to product candidates and markets and business trends and other information referred to under the sections titled “Prospectus Summary” and “Risk Factors” in this prospectus and the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “shall,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “anticipate,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or “continue” or the negative of these terms and similar expressions intended to identify forward-looking statements. Forward-looking statements are not historical facts and reflect our current views with respect to future events. Given the significant uncertainties, you should not place undue reliance on these forward-looking statements.
There are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this prospectus. Such risks, uncertainties and other factors include, among others, the following risks, uncertainties and factors:
▪
our plans to develop and commercialize our programs for the treatment of asthma, AD, COPD and related I&I indications with high unmet need;

▪
our ability to obtain funding for our operations, including funding necessary to complete the development and commercialization of our programs;

▪
the timing and focus of our ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials;

▪
the beneficial characteristics, safety, efficacy and therapeutic effects of our programs;

▪
our plans relating to the further development of our programs, including additional indications we may pursue;

▪
the size of the market opportunity for our programs, including our estimates of the number of patients who suffer from the diseases we are targeting;

▪
our continued reliance on third parties to conduct additional preclinical studies and clinical trials of our programs and for the manufacture of our product candidates for preclinical studies and clinical trials;

▪
the success, cost and timing of our preclinical and clinical development activities and planned clinical trials;

▪
our plans regarding, and our ability to obtain, and negotiate favorable terms of, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our programs;

▪
the timing of and our ability to obtain and maintain regulatory approvals for our programs, as well as future programs;

▪
the rate and degree of market acceptance and clinical utility of our programs;

▪
the success of competing treatments that are or may become available;

▪
our ability to attract and retain key management and technical personnel;

▪
our expectations regarding our ability to obtain, maintain and enforce intellectual property protection for our programs;

▪
our financial performance;

▪
the period over which we estimate our existing cash, cash equivalents and marketable securities will be sufficient to fund our future operating expenses and capital expenditure requirements;

▪
our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act; and

▪
our anticipated use of our existing resources and the proceeds from this offering.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements expressed or implied in this prospectus, including factors disclosed in the section titled “Risk Factors” included in this prospectus and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2023. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.
We caution you that the risks, uncertainties and other factors referred to above and elsewhere in this prospectus may not contain all of the risks, uncertainties and other factors that may affect our future results and operations. Moreover, new risks will emerge from time to time. It is not possible for us to predict all risks. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected and you should not place undue reliance on our forward-looking statements.
All forward-looking statements in this prospectus apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Except as required by law, we disclaim any intent to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

INDUSTRY AND MARKET DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the potential markets for our product candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and competitive position data set forth in this prospectus from our own internal estimates and research, as well as from academic and industry publications, research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of the industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived.
We believe that the third-party data set forth in this prospectus is reliable and based on reasonable assumptions. This information, to the extent it contains estimates or projections involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. The industry in which we operate is subject to risks and uncertainties and are subject to change based on various factors, including those set forth under the section titled “Risk Factors” included in this prospectus and the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $391.3 million (or approximately $450.1 million if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the shares of common stock offered by us in this offering, based on the public offering price of  $62.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses and advisory fees payable by us.
We intend to use the net proceeds of this offering, together with our existing cash, cash equivalents and marketable securities primarily as follows:
▪
approximately $250-275 million to fund our Phase 1 and Phase 2 clinical trials and manufacturing to support our APG777 program through Phase 2 data in AD, Phase 2a data in asthma and manufacturing to enable future Phase 3 clinical trials (pending positive results from earlier trials);

▪
approximately $30-40 million to fund our preclinical studies, Phase 1 and Phase 2a clinical trials and manufacturing to support our APG808 program through topline Phase 2a data in COPD (pending positive Phase 1 results); and

▪
approximately $45-55 million to fund our preclinical studies, including combination studies, clinical trials and manufacturing of our APG990 and APG222 programs through Phase 1 clinical trial data.

We intend to use the remainder for our additional research and development activities (including activities related to our program for an undisclosed target), as well as for capital expenditures, working capital and general corporate purposes.
Our expected use of proceeds from this offering represents our current intentions based on our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. We may also use a portion of the proceeds to license, acquire or invest in complementary businesses, technology, products or assets. However, we have no current commitments to do so. The amount and timing of our actual expenditures will depend on numerous factors. As a result, our management will have broad discretion over the use of the proceeds from this offering. If we receive any additional proceeds from this offering, we expect to use such proceeds on a proportional basis to the categories described above.
Based on our current operating plan, we estimate that the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities as of the date of this prospectus, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into the first quarter of 2028. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently anticipate. Such amount will not be sufficient for us to fund our programs through regulatory approval and commercialization, and we will need to raise substantial additional capital in order to do so. To obtain the capital necessary to fund our programs through regulatory approval and commercialization, we may need to enter into additional public or private equity offerings, debt financings, or collaborations and licensing arrangements, or seek out other sources of capital. We also may elect to raise additional capital opportunistically.
Pending the use of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including interest-bearing, investment-grade securities, certificates of deposit or government securities.

DIVIDEND POLICY
We have never declared or paid any cash dividend on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the operations and the further development and expansion of our business. We have no present intention to pay cash dividends on our common stock or non-voting common stock. Any determination to pay dividends to holders of our common stock or non-voting common stock will be at the discretion of our Board and will depend on many factors, including our financial condition, results of operations, liquidity, earnings, projected capital and other cash requirements, legal requirements, restrictions in the agreements governing any indebtedness we may enter into, our business prospects and other factors that our Board deems relevant.

CAPITALIZATION
The following table sets forth our cash and capitalization as of December 31, 2023 on:
▪
an actual basis; and

▪
a pro forma basis, giving effect to the issuance and sale of 6,774,193 shares of our common stock in this offering, at the public offering price of  $62.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses and advisory fees payable by us.

You should read the following table in conjunction with the section titled “Use of Proceeds” in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023.
	AS OF DECEMBER 31, 2023
	ACTUAL	PRO FORMA
	(In thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$395,459	$786,737
Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value: 10,000,000 authorized, no shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—
Common stock, $0.00001 par value: 400,000,000 shares authorized, 50,655,671 shares issued and 48,338,769 shares outstanding, actual; 400,000,000 shares authorized, 57,429,864 shares issued and 55,112,962 shares outstanding, pro forma;	—	1
Additional paid-in capital	503,354	894,631
Accumulated other comprehensive income	329	329
Accumulated deficit	(123,770)	(123,770)
Total stockholders’ equity	379,913	771,191
Total capitalization	$379,913	$771,191

The number of shares of common stock and non-voting common stock, pro forma in the table above, is based on an aggregate of 50,655,671 shares of our common stock and non-voting common stock (of which 37,169,029 shares are voting common stock, which includes 2,316,902 shares of unvested restricted common stock) outstanding as of December 31, 2023 and excludes the following:
▪
2,506,017 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2023 under our 2023 Plan at a weighted-average exercise price of  $21.49 per share;

▪
144,090 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2023 under our 2023 Plan;

▪
6,706,037 shares of our common stock reserved for future issuance pursuant to future awards under our 2023 Plan, as well as any automatic increase in the number of shares of common stock reserved for future issuance under our 2023 Plan, as of December 31, 2023; and

▪
479,003 shares of our common stock reserved for future issuance, as well as any automatic increase in the number of shares of common stock reserved for future issuance under our ESPP, as of December 31, 2023.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock and non-voting common stock immediately after this offering.
Our historical net tangible book value as of December 31, 2023 was $379.9 million, or $7.50 per share of common stock and non-voting common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share of common stock and non-voting common stock represents historical net tangible book value divided by an aggregate of 50,655,671 shares of our common stock and non-voting common stock outstanding as of December 31, 2023 (which includes 2,316,902 shares of unvested restricted common stock).
After giving effect to our issuance and sale of 6,774,193 shares of our common stock in this offering at the public offering price of  $62.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses and advisory fees payable by us, our pro forma net tangible book value as of December 31, 2023 would have been $771.2 million, or $13.43 per share of common stock and non-voting common stock. This represents an immediate increase in pro forma net tangible book value per share of  $5.93 to existing stockholders and immediate dilution of  $48.57 in pro forma net tangible book value per share to new investors purchasing shares of common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share of common stock and non-voting common stock after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:
Public offering price per share		$62.00
Net tangible book value (deficit) per share as of December 31, 2023	$7.50
Increase in net tangible book value per share attributable to this offering	5.93
Pro forma net tangible book value per share immediately after this offering		13.43
Dilution per share to new investors in this offering		$48.57
If the underwriters exercise in full their option to purchase additional shares, our pro forma net tangible book value per share after this offering would be $14.20, representing an immediate increase in pro forma net tangible book value per share of  $6.70 to existing stockholders and immediate dilution in pro forma net tangible book value per share of  $47.80 to new investors purchasing shares of common stock in this offering at the public offering price of  $62.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses and advisory fees payable by us.
The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on an aggregate of 50,655,671 shares of our common stock and non-voting common stock (of which 37,169,029 shares are voting common stock, which includes 2,316,902 shares of unvested restricted common stock) outstanding as of December 31, 2023 and excludes the following:
▪
2,506,017 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2023 under our 2023 Plan at a weighted-average exercise price of  $21.49 per share;

▪
144,090 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2023 under our 2023 Plan;

▪
6,706,037 shares of our common stock reserved for future issuance pursuant to future awards under our 2023 Plan, as well as any automatic increase in the number of shares of common stock reserved for future issuance under our 2023 Plan, as of December 31, 2023; and

▪
479,003 shares of our common stock reserved for future issuance, as well as any automatic increase in the number of shares of common stock reserved for future issuance under our ESPP, as of December 31, 2023.

PRINCIPAL STOCKHOLDERS
The following table presents information regarding beneficial ownership of our equity interests as of March 1, 2024 by:
▪
each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our common stock and non-voting common stock;

▪
each of our directors;

▪
each of our NEOs; and

▪
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities as of March 1, 2024. Under such rules, beneficial ownership includes any shares of common stock over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after March 1, 2024 through the exercise of any stock option, warrant or other right. Unless otherwise indicated below, to our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.
The column titled “Before the Offering — Total Percentage Ownership” is based on 50,655,671 shares of our common stock outstanding as of March 1, 2024 and includes 2,136,345 unvested shares of restricted common stock. The column titled “Before the Offering — Voting Power” is based on 35,032,684 shares of our voting common stock outstanding as of March 1, 2024 and excludes 2,136,345 unvested shares of restricted common stock. The column titled “After the Offering — Total Percentage Ownership” is based on 57,429,864 shares of our common stock to be outstanding after this offering and includes 2,136,345 unvested shares of restricted common stock, and the column titled “After the Offering — Voting Power” is based on 41,806,877 shares of our voting common stock to be outstanding after this offering and excludes 2,136,345 unvested shares of restricted common stock, in each case including the shares of our voting common stock that we are selling in this offering. If any shares are purchased by our existing principal stockholders, directors, officers or their affiliated entities, the number of shares of our voting common stock beneficially owned by them after this offering, including related beneficial ownership and voting power percentages, will differ from those set forth in the following table. The number of shares included in the table below are based on the public offering price of  $62.00 per share. The table below excludes any potential purchases in this offering by the beneficial owners identified in the table below.

Unless otherwise indicated, the address of each individual listed in this table is 221 Crescent St., Building 17, Suite 102b, Waltham, MA 02453.
	BEFORE THE OFFERING				AFTER THE OFFERING
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OF VOTING COMMON STOCK OWNED	NUMBER OF SHARES OF NON- VOTING COMMON STOCK OWNED	TOTAL PERCENTAGE OWNERSHIP(1)	VOTING POWER(2)	NUMBER OF SHARES OF VOTING COMMON STOCK OWNED	NUMBER OF SHARES OF NON- VOTING COMMON STOCK OWNED	TOTAL PERCENTAGE OWNERSHIP(3)	VOTING POWER(4)
GREATER THAN 5% STOCKHOLDERS:
Entities affiliated with Fairmount Funds Management LLC(5)	2,048,647**	6,743,321	17.4%	5.8%**	2,048,647**	6,743,321	15.3%	4.9%**
Entities affiliated with Venrock Healthcare Capital Partners III, L.P.(6)	1,750,000**	6,743,321	16.8%	5.0%**	1,750,000**	6,743,321	14.8%	4.2%**
Entities affiliated with FMR LLC (Fidelity)(7)	5,018,880	—	9.9%	14.3%	5,018,880	—	8.7%	12.0%
Wellington Biomedical Innovation Master Investors (Cayman) II, L.P.(8)	2,527,901	—	5.0%	7.2%	2,527,901	—	4.4%	6.0%
Entities affiliated with Deep Track Capital, LP(9)	2,323,456	—	4.6%	6.6%	2,323,456	—	4.0%	5.6%
Paragon(10)	2,259,073	—	4.5%	6.4%	2,259,073	—	3.9%	5.4%
Entities affiliated with RTW Investments, LP(11)	2,142,592	—	4.2%	6.1%	2,142,592	—	3.7%	5.1%
Entities affiliated with RA Capital(12)	1,977,901	—	3.9%	5.6%	1,977,901	—	3.4%	4.7%
Perceptive Xontogeny Venture Fund II, LP(13)	1,977,901	—	3.9%	5.6%	1,977,901	—	3.4%	4.7%
Entities affiliated with AI Biotechnology LLC(14)	1,940,364	—	3.8%	5.5%	1,940,364	—	3.4%	4.6%
NAMED EXECUTIVE OFFICERS AND DIRECTORS:
Michael Henderson, M.D.(15)	705,011	—	1.4%	2.0%	705,011	—	1.2%	1.7%
Carl Dambkowski, M.D.(16)	123,123	—	*%	*%	123,123	—	*%	*%
Jane Pritchett Henderson(17)	74,948	—	*%	*%	74,948	—	*%	*%
Mark C. McKenna(18)	11,111	—	*%	*%	11,111	—	*%	*%
Peter Harwin(5)	2,099,813**	6,743,321	17.5%	6.0%**	2,099,813**	6,743,321	15.4%	5.0%**
Jennifer Fox	—	—	*%	*%	—	—	*%	*%
Andrew Gottesdiener, M.D.	—	—	*%	*%	—	—	*%	*%
William (BJ) Jones, Jr.	—	—	*%	*%	—	—	*%	*%
Tomas Kiselak(5)	2,099,813**	6,743,321	17.5%	6.0%**	2,099,813**	6,743,321	15.4%	5.0%**
Nimish Shah(6)	1,750,000**	6,743,321	16.8%	5.0%**	1,750,000**	6,743,321	14.8%	4.2%**
All executive officers and directors as a group (10 persons)(19)	4,815,172	13,486,642	36.1%	13.7%	4,815,172	13,486,642	31.9%	11.5%

*
Represents beneficial ownership of less than one percent.

**
Entities affiliated with Fairmount Funds Management LLC (Fairmount) and entities affiliated with Venrock Healthcare Capital Partners III, L.P (VHCP III) each beneficially own the shares of common stock underlying their non-voting common stock, subject to an ownership limitation of 9.99% of outstanding common stock. Accordingly, such entities have the ability to convert their shares of non-voting common stock into common stock, and thereby increase their voting power, subject to such ownership limitation.

(1)
Calculated based on the sum of   “Before the Offering-Number of Shares of Voting Common Stock Owned” and “Before the Offering-Number of Shares of Non-Voting Common Stock Owned,” divided by the sum of   (1) the number of shares of common stock outstanding as of March 1, 2024, and (2) the number of shares of common stock that a person has the right to acquire within 60 days after the date of this table (which includes the number of shares of non-voting common stock owned by such person to the extent they can be converted to common stock within 60 days after the date of this table).

(2)
Calculated based on “Before the Offering-Number of Shares of Voting Common Stock Owned” divided by the number of shares of voting common stock outstanding as of March 1, 2024, excluding unvested shares of restricted common stock.

(3)
Calculated based on the sum of   “After the Offering-Number of Shares of Voting Common Stock Owned” and “After the Offering-Number of Shares of Non-Voting Common Stock Owned,” divided by the sum of  (1) the number of shares of common stock outstanding as of March 1, 2024, and (2) the number of shares of voting common stock that a person has the right to acquire within 60 days after the date of this table (which includes the number of shares of non-voting common stock owned by such person to the extent they can be converted to common stock within 60 days after the date of this table).

(4)
Calculated based on “After the Offering-Number of Shares of Voting Common Stock Owned” divided by the number of shares of voting common stock outstanding as of March 1, 2024, excluding unvested shares of restricted common stock.

(5)
Based on a Schedule 13D/A filed on January 31, 2024 and Company records. Consists of 59,913 shares of common stock and 221,426 shares of non-voting common stock held by Fairmount Healthcare Fund L.P. (Fairmount Fund) and 1,992,734 shares of common stock and 6,521,895 shares of non-voting common stock held by Fairmount Healthcare Fund II L.P. (Fairmount Fund II). Fairmount is the investment manager for Fairmount Fund and Fairmount Fund II. Peter Harwin and Tomas Kiselak are the managing members of Fairmount. Fairmount, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund and Fairmount Fund II. Fairmount, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for the entities listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.
(6)
Based on a Schedule 13D filed on July 28, 2023 and Company records. Consists of 460,075 shares of common stock and 2,495,319 shares of non-voting common stock held by VHCP III; 46,025 shares of common stock and 249,522 shares of non-voting common stock held by VHCP Co-Investment Holdings III, LLC (VHCP Co-III); and 1,243,900 shares of common stock and 3,998,480 shares of non-voting common stock held by Venrock Healthcare Capital Partners EG, L.P. (VHCP EG). VHCP Management III, LLC (VHCPM III) is the sole general partner of VHCP III and the sole manager of VHCP Co-III. VHCP Management EG, LLC (VHCPM EG) is the sole general partner of VHCP EG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM III and VHCPM EG. Dr. Koh, Mr. Shah, VHCPM III and VHCPM EG disclaim beneficial ownership over all shares held by VHCP III, VHCP Co-III, and VHCP EG, except to the extent of their respective indirect pecuniary interests therein. The address for the entities listed is 3340 Hillview Avenue, Palo Alto, CA 94304.

(7)
Based on a Schedule 13G/A filed on February 9, 2024. The securities represented in the table above are owned by funds or accounts managed by direct or indirect subsidiaries of FMR LLC and are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(8)
Based on Company records. Consists of 2,527,901 shares of common stock held by Wellington Biomedical Innovation Master Investors (Cayman) II L.P. (Wellington Biomedical Fund). Wellington Management Company LLP, a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the investment adviser to Wellington Biomedical Fund, and Wellington Alternative Investments LLC is its general partner. Wellington Management Investment, Inc. is the managing member of Wellington Alternative Investments LLC. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Group LLP and Wellington Management Company LLP may be deemed beneficial owners with shared voting and investment power over the shares held by Wellington Biomedical Fund. Additional information about Wellington Management Company LLP is available in its Form ADV filed with the SEC. The address of all entities referenced in this footnote is 280 Congress Street, Boston, MA 02210.

(9)
Based on a Schedule 13G/A filed on February 14, 2024. Deep Track Biotechnology Master Fund, Ltd., Deep Track Capital, LP and David Kroin have shared voting and dispositive power over these securities. The address of Deep Track Capital, LP and David Kroin is 200 Greenwich Ave, 3rd Floor, Greenwich, Connecticut 06830. The address of Deep Track Biotechnology Master Fund, Ltd. is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands.

(10)
Based on Company records. Consists of 959,750 shares of common stock held by Paragon and 1,299,323 shares of common stock held by Paragee Holding. Paragee Holding is owned and controlled by Paragon. Paragon is managed by a board of directors.

(11)
Based on Company records. Consists of 2,142,592 shares held in the aggregate by RTW Innovation Master Fund, Ltd., RTW Master Fund, Ltd. and RTW Venture Fund Limited. RTW Investments, LP is the manager of RTW Master Fund, Ltd., RTW Venture Fund Limited and RTW Innovation Master Fund. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments, LP and as such has sole voting and investment control over such shares. Dr. Wong disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of RTW Investments, LP and Dr. Wong is 40 10th Avenue, Floor 7, New York, New York, 10014.

(12)
Based on a Schedule 13G filed on February 14, 2024. Includes 1,201,917 shares of common stock held by RA Capital Healthcare Fund, L.P. (RA Healthcare) and 775,984 shares of common stock held by RA Capital Nexus Fund III, L.P. (Nexus III). RA Capital Management, L.P. is the investment manager for RA Healthcare and Nexus III. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky, Ph.D. and Rajeev Shah are the managing members. RA Capital Management, L.P., RA Capital Management GP, LLC, Peter Kolchinsky, Ph.D. and Rajeev Shah may be deemed to have voting and investment power over the shares held of record by RA Healthcare and Nexus III. RA Capital Management, L.P., RA Capital Management GP, LLC, Peter Kolchinsky, Ph.D. and Rajeev Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities listed above is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(13)
Based on Company records. The securities are directly held by Perceptive Xontogeny Venture Fund II, LP (Perceptive Xontogeny). Perceptive Venture Advisors, LLC (the Venture Advisor) serves as the investment advisor to Perceptive Xontogeny and is an affiliate of the Advisor. Joseph Edelman is the managing member of the Advisor. The Venture Advisor, the Advisor and Mr. Edelman disclaim, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of his or its indirect pecuniary interest therein, and this report shall not be deemed an admission that they are the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address of the principal business office of each of foregoing persons is c/o 51 Astor Place, 10th Floor, New York, NY 10003.

(14)
Based on a Schedule 13G filed on November 3, 2023. 1,940,364 shares of common stock are owned directly by AI Biotechnology LLC (AI Biotechnology) and may be deemed to be beneficially owned by Access Industries Holdings LLC (AIH), Access Industries Management, LLC (AIM) and Len Blavatnik because (i) Mr. Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIH, (ii) AIM controls AIH, and (iii) AIH directly controls all of the outstanding voting interests in AI Biotechnology. AIH, AIM and Mr. Blavatnik and each of their affiliated entities and the officers, partners, members and managers thereof, disclaims beneficial ownership of these securities. The address of the entites listed above is c/o Access Industries, Inc., 40 West 57th Street, 28th Floor, New York, NY 10019.

(15)
Includes 62,062 shares of restricted voting common stock that Dr. Henderson has the right to acquire within 60 days after the date of this table and 33,209 options that have vested or will vest within 60 days after the date of this table.

(16)
Includes 12,532 shares of restricted voting common stock that Dr. Dambkowski has the right to acquire within 60 days after the date of this table and 14,612 options that have vested or will vest within 60 days after the date of this table.

(17)
Includes 4,310 shares of restricted voting common stock that Ms. Henderson has the right to acquire within 60 days after the date of this table and 14,612 options that have vested or will vest within 60 days after the date of this table.

(18)
Includes 11,111 options that have vested or will vest within 60 days after the date of this table.

(19)
Includes 78,904 shares of restricted voting common stock that the directors and executive officers have the right to acquire within 60 days after the date of this table and 73,544 options that have vested or will vest within 60 days after the date of this table. Excludes 2,048,647 shares of voting common stock and 6,743,321 shares of non-voting common stock that are beneficially owned by two directors to avoid double counting.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the material terms of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and amended and restated bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part.
Our authorized capital stock consists of 386,513,358 shares of common stock, $0.00001 par value per share, 13,486,642 shares of non-voting common stock, $0.00001 par value per share, and 10,000,000 shares of  “blank check” preferred stock, $0.00001 par value per share.
Common Stock and Non-Voting Common Stock
Our amended and restated certificate of incorporation authorizes the issuance of up to 386,513,358 shares of our common stock and 13,486,642 of our non-voting common stock. All outstanding shares of our common stock and non-voting common stock are validly issued, fully paid and nonassessable, and the shares of our common stock to be issued in connection with this offering will be validly issued, fully paid and nonassessable.
The holders of our common stock and our non-voting common stock have identical rights, provided that, (i) except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors, and (ii) holders of our common stock have no conversion rights, while holders of our non-voting common stock shall have the right to convert each share of our non-voting common stock into one share of common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of our common stock immediately prior to and following such conversion, unless otherwise as expressly provided for in our amended and restated certificate of incorporation. However, the Beneficial Ownership Limitation may be increased or decreased to any other percentage (not to exceed 19.99%) designated by such holder of non-voting common stock upon 61 days’ notice to us.
Voting Rights. Our common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders, except on matters relating solely to terms of preferred stock, and our non-voting common stock is not entitled to any votes per share. However, as long as any shares of non-voting common stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of non-voting common stock, (i) alter or change adversely the powers, preferences or rights given to the non-voting common stock, alter, amend or repeal any provision of, or add any provision to, the amended and restated certificate of incorporation or amended and restated bylaws of Apogee Therapeutics, Inc., or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the non-voting common stock, regardless of whether any of the foregoing actions shall be by means of amendment to our amended and restated certificate of incorporation or by merger, consolidation or otherwise, (ii) issue further shares of non-voting common stock or increase or decrease the number of authorized shares of non-voting common stock, (iii) prior to the Stockholder Approval (as defined in our amended and restated certificate of incorporation) or at any time while at least 6,061,821 shares of non-voting common stock remain issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in our amended and restated certificate of incorporation) or (B) any merger or consolidation of Apogee Therapeutics, Inc. with or into another entity or any stock sale to, or other business combination in which the stockholders of Apogee Therapeutics, Inc. immediately before such transaction do not hold at least a majority of the capital stock of Apogee Therapeutics, Inc. immediately after such transaction or (iv) enter into any agreement with respect to any of the foregoing.
Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, all shares of common stock and non-voting common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects for all matters, including those described below. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock and non-voting common stock are entitled to receive ratably any dividends declared by our Board out of funds legally available therefor if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine to issue dividends and then only at the times and in the amounts that our Board may determine. See the section titled “Dividend Policy” for further information.
Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock and non-voting common stock will be entitled to share equally, identically, and ratably in all assets remaining after payment of or provision for any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.
Other Rights. The holders of our common stock and non-voting common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to our common stock and non-voting common stock.
Preferred Stock
As of December 31, 2023, there were no shares of our preferred stock outstanding.
Under the terms of our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.
Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock and non-voting common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of our common stock and non-voting common stock and the voting and other rights of the holders of our common stock and non-voting common stock. We have no current plans to issue any shares of preferred stock.
Registration Rights
We have entered into a registration rights agreement with the holders of 24,987,750 shares of our common stock (including shares of common stock issuable upon conversion of our non-voting common stock). The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable holders to sell these shares without restriction under the Securities Act when the registration statement is declared effective. We will pay all expenses related to any demand, piggyback or Form S-3 registration described below, with the exception of underwriting discounts, selling commissions, and stock transfer taxes.
The registration rights described below will expire upon the earliest to occur of: (i) three years after the completion of our IPO; (ii) the closing of a merger or consolidation in which (A) we are constituent party or (B) a subsidiary of ours is a constituent party and we issue shares of our capital stock pursuant to such merger or consolidation; or (iii), with respect to any particular holder, at such time that such holder can sell its shares, under Rule 144 or another similar exemption under the Securities Act, during any three-month period without registration.
Form S-1 Demand Registration Rights. The holders of registrable securities who are party to the registration rights agreement (the Registration Rights Holders) are entitled to certain demand registration rights. At any time, Registration Rights Holders who hold a majority of the registrable securities then outstanding may request that we file a Form S-1 registration statement for which the anticipated aggregate offering price would exceed $20,000,000.
Form S-3 Demand Registration Rights. At any time after we are qualified to file a registration statement on Form S-3, and subject to limitations and conditions, Registration Rights Holders who hold at least 30% of the registrable securities then outstanding may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of the underwriters’ discounts and commissions, is at least $5,000,000. We will prepare and file the Form S-3 registration statement as requested, unless, in the good faith judgment of our Board, such registration would be materially detrimental to us and our stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 90 days after receipt of the request. In addition, we are not obligated to prepare or file any of these registration statements (i) during the period that is 30 or 60 days, as the case may be, before our good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration or (ii) if two of these registrations have been completed within any 12-month period.
Piggyback Registration Rights. Subject to certain specified exceptions, if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the Registration Rights Holders are entitled to notice and certain “piggyback” registration rights allowing them to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law
Our amended and restated certificate of incorporation and our amended and restated bylaws includes a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts.
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Issuance of undesignated preferred stock: Under our amended and restated certificate of incorporation, our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

▪
Classified board: Our amended and restated certificate of incorporation establishes a classified Board consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders to succeed the directors of the same class whose terms are then expiring, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of our Board.

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Election and removal of directors and board vacancies: Our amended and restated bylaws provide that directors will be elected by a plurality vote. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our Board has the right to increase or decrease the size of the Board and to fill vacancies on the Board. Directors may be removed only for cause by the affirmative vote of at least 662∕3% of the voting power of the stock outstanding and entitled to vote thereon (which, for the avoidance of doubt, does not include non-voting common stock). Only our Board is authorized to fill vacant directorships. In addition, the number of directors constituting our Board may be set only by resolution adopted by a majority vote of the directors then in office. These provisions prevent stockholders from increasing the size of our Board and gaining control of our Board by filling the resulting vacancies with its own nominees.

▪
Requirements for advance notification of stockholder nominations and proposals: Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders are limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.

▪
No written consent of stockholders: Our amended and restated certificate of incorporation provides that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the removal of directors by our stockholders without holding a meeting of stockholders.
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No stockholder ability to call special meetings: Our amended and restated certificate of incorporation and amended and restated bylaws provide that only our Board may be able to call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

▪
Amendments to certificate of incorporation and bylaws: Any amendment to our amended and restated certificate of incorporation is required to be approved by a majority of our Board as well as, if required by law or our amended and restated certificate of incorporation, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of provisions to Board classification, stockholder action, certificate amendments and liability of directors and officers must be approved by not less than 662∕3% of the outstanding shares entitled to vote on the amendment, voting together as a single class. Any amendment to our amended and restated bylaws is required to be approved by either a majority of our Board or not less than 662∕3% of the outstanding shares entitled to vote on the amendment, voting together as a single class (which, for the avoidance of doubt, does not include non-voting common stock).

These provisions are designed to enhance the likelihood of continued stability in the composition of our Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Delaware General Corporation Law Section 203
As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.
Exclusive Forum Selection Clause
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum to the fullest extent permitted by law for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to the DGCL; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Our amended and restated certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but the forum selection provisions will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of imposing additional costs on stockholders in pursuing any such claims or limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage lawsuits against us or our directors or officers. It is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. In addition, under the Securities

Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Transfer Agent and Registrar
Equiniti Trust Company, LLC serves as the transfer agent and registrar for our common stock. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, NY 11219.
Listing
Our common stock is listed on The Nasdaq Global Market under the symbol “APGE.” Our non-voting common stock is not listed on any securities exchange.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or upon the conversion of our non-voting common stock, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital. Although our common stock is listed on Nasdaq, we cannot assure you that there will continue to be an active public market for our common stock.
Based on our shares of common stock outstanding as of December 31, 2023, upon the completion of this offering, we will have an aggregate of 57,429,864 shares of common stock and non-voting common stock outstanding (or 58,445,992 shares if the underwriters exercise in full their option to purchase additional shares) (in each case calculated on the basis of the assumptions described elsewhere in this prospectus). Of these shares, all of the common stock sold in this offering, as well as any shares sold upon the exercise of the underwriters’ option to purchase additional shares of common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.
The remaining shares of common stock and non-voting common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, each of which is summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.
Subject to the lock-up agreements described below, any vesting conditions applicable to the shares of restricted common stock, and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.
Rule 144
In general, under Rule 144, as currently in effect, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:
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1% of the number of shares of common stock and non-voting common stock then outstanding, which will equal approximately 574,299 shares immediately after this offering (calculated on the basis of the assumptions described elsewhere in this prospectus), assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us; or

▪
the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701
Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are subject to the expiration of the lock-up agreements described below.
Form S-8 Registration Statements
We have filed one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options, outstanding shares of restricted common stock and the shares of our common stock reserved for issuance under our 2023 Plan and our ESPP. The shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject.
Lock-Up and Market Standoff Agreements
We, all of our directors and executive officers and certain holders of our common stock (including shares of our non-voting common stock), have agreed with the underwriters that, for a period of 90 days after the date of this prospectus, we and they will not, without the prior written consent of Jefferies LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Cowen and Company, LLC, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise transfer or dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or exercisable or that represent the right to receive shares of our common stock, or engage in any hedging or other transaction or arrangement which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the securities, whether any such transaction or arrangement would be settled by delivery of our common stock or other securities, in cash or otherwise. These agreements are described in the section titled “Underwriting.” Jefferies LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Cowen and Company, LLC, in their sole discretion, and at any time or from time to time before the termination of the 90-day period, may release any of the securities subject to these lock-up agreements.
Registration Rights
Pursuant to our registration rights agreement, the Registration Rights Holders, or their transferees, are entitled to certain rights with respect to the registration of the offer and sale of their shares (including shares of common stock issuable upon conversion of our non-voting common stock) under the Securities Act, subject to the terms of the lock-up agreements described under the subsection titled “— Lock-Up and Market Standoff Agreements” above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by these stockholders could have a material and adverse effect on the trading price of our common stock. See the section titled “Description of Capital Stock — Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. The discussion does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the IRS), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including without limitation the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding our common stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans;

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persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is for informational purposes only and is not tax advice. Investors should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” (as defined below) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
▪
an individual who is a citizen or resident of the United States;

▪
a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

▪
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

▪
a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions
As described in the section titled “Dividend Policy,” we have no present intention to pay cash dividends on our common stock. However, if we do make distributions of cash or other property on our common stock (other than certain distributions of our stock), those distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of such distributions exceed our current and accumulated earnings and profits, such excess will generally constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes the applicable withholding agent with documentation required to claim benefits under such tax treaty (generally, a valid IRS Form W-8BEN or W-8BEN-E or a successor form)). These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding U.S. federal withholding tax on distributions, including their eligibility for benefits under any applicable income tax treaties and the availability of a refund on any excess U.S. federal tax withheld.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will generally be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
However, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The foregoing discussion is subject to the discussion in the subsections below titled “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax on Payments Made to Foreign Accounts.”
Sale or Other Taxable Disposition
Subject to the discussion in the subsections below titled “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
▪
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

▪
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

▪
our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and we do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, we cannot assure you that we will not become a USRPHC upon or after the Reorganization. Even if we are or were to become a USRPHC, however, our common stock will not be treated as a U.S. real property interest if our common stock is “regularly traded” on an “established securities market” (as such terms are defined by applicable Treasury Regulations) and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the 5-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are determined to be or have been a USRPHC during the relevant period and the exception described in the foregoing sentence does not apply, the Non-U.S. Holder generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply and, in addition, a purchaser of our common stock may be required to withhold tax with respect to that obligation. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock generally will not be subject to backup withholding provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or other applicable IRS form, or otherwise establishes an exemption. Information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Information reporting and, depending on the circumstances, backup withholding generally will apply (at a current rate of 24%) to the proceeds of the sale or other taxable disposition of our common stock within the

United States or conducted through certain U.S.-related brokers, unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and, subject to the discussion of the proposed U.S. Treasury regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless: (i) the foreign financial institution undertakes certain diligence, reporting and withholding obligations; (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States concerning FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the section titled “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders-Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Withholding with respect to gross proceeds from the disposition of property such as our common stock was previously scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. There can be no assurance that final Treasury regulations would provide an exemption from withholding taxes under FATCA for gross proceeds.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated March 7, 2024, between us and Jefferies LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:
UNDERWRITER	NUMBER OF SHARES
Jefferies LLC	1,896,774
BofA Securities, Inc.	1,422,581
Goldman Sachs & Co. LLC	1,422,581
Cowen and Company, LLC	1,287,096
Stifel, Nicolaus & Company, Incorporated	745,161
Total	6,774,193

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commission and Expenses
The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of  $2.232 per share of common stock. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$62.00	$62.00	$419,999,966	$482,999,902
Underwriting discounts and commissions paid by us	$3.72	$3.72	$25,199,998	$28,979,994
Proceeds to us, before expenses	$58.28	$58.28	$394,799,968	$454,019,908
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $750,000. We have also agreed to reimburse the underwriters for up to $40,000 for their Financial Industry Regulatory Authority, Inc. (FINRA) counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.
Stifel, Nicolaus & Company, Incorporated is acting as a financial advisor, in addition to an underwriter, in connection with this offering. Pursuant to an agreement we have entered into with Stifel, Nicolaus & Company, Incorporated for financial advisory services in connection with this offering, we will pay a fee equal to 0.3% of the gross proceeds from this offering. Guggenheim Securities, LLC is also acting as a financial advisor in connection with this offering. Guggenheim Securities, LLC is not acting as an underwriter in connection with this offering, and accordingly, Guggenheim Securities, LLC is neither purchasing shares nor offering shares to the public in connection with this offering. Pursuant to an agreement we have entered into with Guggenheim Securities, LLC for financial advisory services in connection with this offering, we will pay a customary advisory fee for such services. The advisory fees to be paid to each of Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC are not included in our calculation of the estimated expenses payable by us in connection with this offering.
Listing
Our common stock is listed on Nasdaq under the trading symbol “APGE.” Our non-voting common stock is not listed on any securities exchange.
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,016,128 shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.
No Sales of Similar Securities
We, our officers, directors and certain holders of our outstanding capital stock have agreed, subject to specified exceptions, not to directly or indirectly:
▪
sell, offer to sell or contract to sell any of our securities;

▪
effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of any of our securities;

▪
pledge, hypothecate or grant any security interest in any of our securities;

▪
in any other way transfer or dispose of our securities;

▪
enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any of our securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise;

▪
announce the offering of any of our securities;

▪
submit or file, or make any demand for or exercise any right with respect to, any registration statement under the Securities Act in respect of any of our securities (other than with respect to a registration statement on Form S-8);

▪
effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting our outstanding common stock; or

▪
publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Cowen and Company, LLC.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.
Jefferies LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Cowen and Company, LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who executed a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their respective affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, certain underwriters in this offering also served as underwriters in our IPO in July 2023. In addition, we have entered into an agreement with Stifel, Nicolaus & Company, Incorporated for financial advisory services in connection with this offering.
In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Disclaimers About Non-U.S. Jurisdictions
European Economic Area
In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant State at any time:
(i)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(iii)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of common stock shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:
(i)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of common stock shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order; and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the FSMA.
Canada
(A) Resale Restrictions
The distribution of shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia, Manitoba, New Brunswick and Nova Scotia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

(B) Representations of Canadian Purchasers
By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:
▪
the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable,

▪
the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

▪
where required by law, the purchaser is purchasing as principal and not as agent, and

▪
the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest
Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.
(D) Statutory Rights of Action
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
(E) Enforcement of Legal Rights
All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
(F) Taxation and Eligibility for Investment
Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.
Australia
This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia (the Corporations Act) has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:
You confirm and warrant that you are either:
▪
a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

▪
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

▪
a person associated with us under Section 708(12) of the Corporations Act; or

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a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.
Hong Kong
No shares of common stock have been offered or sold, and no shares of common stock may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (SFO) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares of common stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares of common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of common stock will be required, and is deemed by the acquisition of the shares of common stock, to confirm that he is aware of the restriction on offers of the shares of common stock described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares of common stock in circumstances that contravene any such restrictions.
Israel
This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the Securities Law) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the Israel Addendum) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Israel Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Israel Addendum, for the accounts of their clients who are investors listed in the Israel Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Israel Addendum, are aware of the meaning of same and agree to it.
Japan
The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (FIEL) and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA) (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
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a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
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to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

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where no consideration is or will be given for the transfer;

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where the transfer is by operation of law;

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as specified in Section 276(7) of the SFA; or

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as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of common stock. The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA), and no application has or will be made to admit the shares of common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA) and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

LEGAL MATTERS
The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Cooley LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.
EXPERTS
The consolidated financial statements of Apogee Therapeutics, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2023 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. A copy of the registration statement and its exhibits may be obtained from the SEC upon the payment of fees prescribed by it. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.
We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. The registration statement, such periodic and current reports and other information can be obtained electronically by means of the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 5, 2024; and

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the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 10, 2023, including any amendments or reports filed for the purposes of updating this description.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Apogee Therapeutics, Inc., 221 Crescent St., Building 17, Suite 102b, Waltham, MA 02453, telephone (650) 394-5230. You also may access these filings on our website at www.apogeetherapeutics.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

6,774,193 Shares
Apogee Therapeutics, Inc.
Common Stock

PROSPECTUS

Jefferies
BofA Securities
Goldman Sachs & Co. LLC
TD Cowen
Stifel
March 7, 2024